Exhibit 99.1

ALIGNMENT HEALTHCARE ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

ORANGE, Calif. (March 30, 2021) – Alignment Healthcare, Inc. (“Alignment Healthcare” or the “Company”) (Nasdaq: ALHC), a mission-based, tech-enabled Medicare Advantage company, today announced the closing of its initial public offering of 27,200,000 shares of its common stock at $18.00 per share, including 5,500,000 shares of common stock sold by certain existing stockholders. The gross proceeds to the Company, before deducting underwriting discounts and commissions and offering expenses, were approximately $390.6 million. The existing stockholders have granted to the underwriters a 30-day option to purchase up to an additional 4,080,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions. The Company’s shares are listed on the Nasdaq Global Select Market under the symbol “ALHC.”

The Company intends to use the proceeds of the offering for working capital and general corporate purposes, including continued investments in the growth of its business, and strengthening its balance sheet by potentially repaying debt.

Goldman Sachs & Co. LLC, Morgan Stanley, J.P. Morgan, BofA Securities and William Blair are acting as joint lead book-running managers for the proposed offering. UBS Investment Bank, Piper Sandler and Raymond James are acting as joint book-running managers for the proposed offering.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on March 25, 2021. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by phone: 1-866-718-1649; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com; or William Blair & Company, L.L.C., Attn: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, Telephone: (800) 621-0687, Email: prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Alignment Healthcare

Alignment Healthcare is a consumer-centric platform delivering customized health care in the United States to seniors and those who need it most, the chronically ill and frail, through its Medicare Advantage plans. Alignment Healthcare provides partners and patients with customized care and service where they need it and when they need it, including clinical coordination, risk management and technology facilitation. Alignment Healthcare offers health plan options through Alignment Health Plan, and also partners with select health plans to help deliver better benefits at lower costs.

Media Contact	Investor Contact
Maggie Habib	Bob East
mPR, Inc. for Alignment Healthcare	ICR Westwicke for Alignment Healthcare
maggie@mpublicrelations.com	AlignmentIR@westwicke.com
(310) 916-6934	(443) 213-0500